Consent of Independent Auditor's Report

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of  Largo Resources Ltd. of our report dated March 17, 2021 relating to the consolidated financial statements as at December 31, 2020 and 2019 and January 1, 2019 and for the years ended December 31, 2020 and 2019, which appears in Exhibit 99.69 to the Registrant's registration statement on Form 40-F filed with the Commission on April 14, 2021. We also consent to the reference to us under the heading "Auditor, Transfer Agent and Registrar" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

August 11, 2021